Exhibit 5.1

LEDGEWOOD, P.C.

1900 Market Street, Suite 750

Philadelphia, PA 19103

August 9, 2012

Atlas Pipeline Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275

Ladies and Gentlemen:

We have acted as counsel for Atlas Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale from time to time, pursuant to Rule 415 under the Securities Act, of common units representing limited partnership interests in the Partnership (the “Common Units”) having an aggregate offering price of up to $150,000,000 pursuant to an equity distribution agreement (the “Agreement”) to be entered into between the Partnership and Citigroup Global Markets Inc. We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit.

We have examined the Registration Statement, including the Prospectus, the form of Agreement, the Second Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the “Partnership Agreement”), the Certificate of Limited Partnership (the “Certificate”) filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership, the resolutions of the managing board of the Partnership’s general partner relating to the Partnership’s entry into the Agreement and the offer and sale of the Common Units under the Prospectus, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

In connection with this opinion, we have assumed that:

(i)    the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;

(ii)    a final Prospectus will have been prepared and filed with the Commission;

(iii)    all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; and

(iv)    the Agreement will have been duly and validly executed and delivered by the Partnership and the other parties thereto.

Based upon and subject to the foregoing, we are of the opinion that the Common Units are duly and validly authorized for issuance and, upon issuance and delivery of the Common Units in accordance with the terms of the Agreement and upon payment of the consideration thereof or provided for therein, then the Common Units will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Partnership Act, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD, P.C.